Press Release #201431	FOR IMMEDIATE RELEASE	May 29, 2014

Enertopia and Lexaria Update LOI with Signed Definitive Joint Venture Agreement

Vancouver, BC—Enertopia Corporation (ENRT) on the OTCBB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce it has signed the definitive Joint Venture agreement as required in the Letter of Intent that was announced with Lexaria Corp on April 10, 2014.

The Definitive Joint Venture agreement was contemplated at the time of signing the initial April 10, 2014 agreement, and governs the procedures and practices by which the marijuana production facility in the Greater Toronto Area will be operated. As previously reported, Enertopia is paying 45% of costs in order to earn a 51% interest in the facility. The municipal approval process continues to proceed for this facility, located in the Greater Toronto Area.

The Company also announces that 200,000 warrants have been exercised raising $20,000 in net proceeds.

The securities referred to herein will not be or have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Enertopia

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Clark Kent at 1.647.519.2646

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its medical marihuana projects, evaluation of clean energy projects, oil & gas projects, , competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities. There is no assurance that Lexaria Corp will conclude any Definitive Agreements. Similarly, there can be no assurance that the Company will be successful in attracting key people.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release